Exhibit 4.3

SECOND AMENDMENT TO THE

SOUTHWESTERN ENERGY COMPANY 401(K) SAVINGS PLAN

Southwestern Energy Company (the “Employer”) adopts this Second Amendment (the “Amendment”) to the Southwestern Energy Company 401(k) Savings Plan, as amended and restated effective January 1, 2009 (the “Plan”).

R E C I T A L S

WHEREAS, the Employer has previously established the Plan for the benefit of those employees who qualify thereunder and for their beneficiaries; and

WHEREAS, the Employer desires to amend the Plan to clarify the definition of “Compensation”; and

WHEREAS, Section 11.1 of the Plan gives the Employer the authority to amend the Plan;

NOW, THEREFORE, BE IT RESOLVED, that the following Amendment is hereby made and shall be effective January 1, 2011:

1. Section 2.16 of the Plan is amended, as underlined, to be and to read as follows:

“2.16. Compensation. means the earnings required to be reported in the Wages, Tips and Other Compensation box of Form W-2, excluding (i) bonuses, (ii) Non-Scheduled Overtime, (iii) amounts paid in any form other than cash, (iv) auto allowances and (v) taxable relocation payments. For purposes of this Section 2.16, the term “Non-Scheduled Overtime” shall mean any amount that is classified as eligible for overtime pay on the Company’s payroll system, other than overtime paid to an Eligible Employee who is required to work overtime as part of his or her designated work scheduled (which is referred to by the Company as “scheduled overtime”).

The annual Compensation of a Participant that may be taken into account for any purpose under the Plan shall not exceed the limitation on compensation set forth in Code Section 401(a)(17) for any Plan Year ($245,000 for 2011), as such amount shall be adjusted for cost-of-living increases by the Secretary of the Treasury in accordance with Code Section 401(a)(17)(B).

For purposes of determining Pre-Tax Contributions under Section 4.1(a), Compensation shall include the Participant’s Compensation beginning with the date on which the Participant satisfies the participation requirements of Section 3.1 or, if the Participant authorizes Pre-Tax Contributions to the Plan at any later date, the Participant’s Compensation beginning with the pay period with respect to which such election is first effective. Notwithstanding the foregoing sentence, for the purpose of determining Matching Contributions, Compensation shall include amounts paid during the Plan Year prior to the date the Participant enters the Plan.”

2. Except as modified herein, the Plan shall remain in full force and effect.

[Signature Page Follows]

IN WITNESS WHEREOF, the Employer has caused this SECOND AMENDMENT TO THE SOUTHWESTERN ENERGY COMPANY 401(K) SAVINGS PLAN to be executed in its name and on its behalf the 7th day of April, 2011.

SOUTHWESTERN ENERGY COMPANY

By:	/s/ Jenny McCauley

Its:	Senior Vice President - Human Resources

By:	Jenny McCauley

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